As filed with the Securities and Exchange Commission on October 14, 2022
Registration No. 333-255347
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1 ON FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

MedAvail Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	90-0772394
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
6665 Millcreek Dr. Unit 1
Mississauga, Ontario, Canada L5N 5M4
(905) 812-0023
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Mark Doerr
Chief Executive Officer
MedAvail Holdings, Inc.
6665 Millcreek Dr. Unit 1
Mississauga, Ontario, Canada L5N 5M4
(905) 812-0023
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Philip Oettinger Eric Hsu Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	Ramona Seabaugh Chief Financial Officer MedAvail Holdings, Inc. 6665 Millcreek Dr. Unit 1 Mississauga, Ontario, Canada L5N 5M4 (905) 812-0023
From time to time after the effective date of this registration statement.
(Approximate date of commencement of proposed sale to the public)
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
Post-Effective Amendment to Registration Statement on Form S-1 on Form S-3
On April 19, 2021, MedAvail Holdings, Inc. filed a registration statement on Form S-1 (File No. 333-255347) (the “Initial Registration Statement”) with the Securities and Exchange Commission (the “SEC”). The Initial Registration Statement registered for resale by the selling securityholders named in the prospectus up to an aggregate of 15,193,972 shares of common stock, consisting of (i) 13,519,421 shares of common stock held by the selling securityholders and (ii) 1,674,551 shares of common stock issuable upon the exercise of warrants to purchase common stock. The Registration Statement was declared effective by the SEC on May 14, 2021.
This Post-Effective Amendment No. 1 to Form S-1 on Form S-3 (“Post-Effective Amendment”) is being filed by the Company to (i) include information from the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 that was filed on March 29, 2022 and the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 30, 2022 and June 30, 2022, which were respectively filed on May 13, 2022 and August 12, 2022, (ii) convert the Initial Registration Statement into a registration statement on Form S-3, (iii) update information regarding the selling stockholders, and (iv) update certain other information in the Initial Registration Statement based on recent developments. No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the Initial Registration Statement.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion	October 14, 2022
15,193,972 Shares of Common Stock by the Selling Stockholders
This prospectus relates to the resale from time to time by the Selling Stockholders named in this prospectus (together with their respective donees, transferees or other successors in interest, referred to as the Selling Stockholders) of up to 15,193,972 shares of our common stock, or the Resale Shares, including (i) 13,519,421 shares of our common stock held by the Selling Stockholders and (ii) 1,674,551 shares of our common stock issuable upon the exercise of warrants to purchase our common stock, or the Resale Warrants, at a weighted average exercise price of $1.9847 per share, held by the Selling Stockholders. As of September 30, 2022, 737,335 Resale Warrants remain outstanding.
We will receive proceeds upon the exercise of the Resale Warrants, but we will not receive proceeds from the sale of the underlying shares of common stock issued upon exercise of such Resale Warrants or any Resale Shares being sold by the Selling Stockholders.
Our registration of the securities covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the Resale Shares. The Selling Stockholders may sell the Resale Shares covered by this prospectus in a number of different ways and at varying prices. We provide additional information about how the Selling Stockholders may sell the Resale Shares in the section entitled “Plan of Distribution” beginning on page 17 of this prospectus.
Our common stock is listed on The Nasdaq Capital Market, or the Nasdaq, under the symbol “MDVL.” On October 10, 2022, the last quoted sale price for our common stock as reported on the Nasdaq was $0.90 per share.
We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.
We are a “smaller reporting company” as defined under the federal securities laws and, as such, we may continue to elect to comply with certain reduced public company reporting requirements in future reports. Certain implications of being a “smaller reporting company” are described on page 2 of this prospectus.
Investing in these securities involves risks. Please carefully read the information under the headings “Risk Factors” beginning on page 5 of this prospectus and “Item 1A – Risk Factors” of our most recent report on Form 10-K or 10-Q that is incorporated by reference in this prospectus before you invest in our securities, and under similar headings in any amendments or supplements to this prospectus and the documents incorporated herein by reference.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is                    , 2022.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling stockholders and their permitted transferees may, from time to time, sell the securities offered by them described in this prospectus in one or more offerings through any means described in the section entitled “Plan of Distribution.” We will not receive any proceeds from the sale by such selling securityholders of the securities offered by them described in this prospectus.
This prospectus provides you with a general description of the securities that may be offered. To the extent necessary, each time that the selling securityholders offer and sell securities, we or the selling securityholders may provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. To the extent permitted by law, we may also authorize one or more free writing prospectuses that may contain material information relating to these offerings. Such prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information" and "Incorporation of Certain Information by Reference."
Neither we nor the selling securityholders have authorized anyone to provide you with any information or to make any representations other than those contained, or incorporated by reference, in this prospectus, any applicable prospectus supplement or in any related free writing prospectus. Neither we nor the selling securityholders take any responsibility for, nor provide any assurance as to the reliability of, any other information that others may give you. This prospectus and any applicable prospectus supplement or any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in the applicable prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed materially since those dates.
This prospectus, any prospectus supplement or free writing prospectus, and the documents incorporated by reference therein contain summaries of certain provisions contained in some of the documents described or incorporated by reference herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section titled “Where You Can Find More Information.”
For investors outside of the United States: Neither we nor the selling securityholders, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.
ii

PROSPECTUS SUMMARY
This summary highlights selected information that is presented in greater detail elsewhere, or incorporated by reference, in this prospectus. It does not contain all of the information that may be important to you and your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including the matters set forth under the section of this prospectus captioned “Risk Factors” and the financial statements and related notes and other information that we incorporate by reference herein, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. Unless otherwise indicated or the context otherwise requires, references in this prospectus to “MedAvail,” “MedAvail Holdings,” “we,” “us,” “our,” and the “Company” refers to MedAvail Holdings, Inc. and its subsidiaries.
Overview
We are a technology-enabled retail pharmacy technology and services company, we have developed and commercialized an innovative self-service pharmacy, mobile application, kiosk, and drive-thru solution. Through our full-stack pharmacy technology platform, and personal one-on-one service, we bring pharmacy-dispensing capability to the point of care, resulting in lower costs, higher patient satisfaction, improved medication adherence, and better health outcomes.\
We offer a unique, pharmacy technology solution which is anchored around our core technology called the MedAvail MedCenter™, or the MedCenter. The MedCenter enables on-site pharmacy in medical clinics, retail store locations, employer sites with and without onsite clinics, and any other location where onsite prescription dispensing is desired. The MedCenter establishes an audio-visual connection to a live pharmacist enabling prescription drug dispensing to occur directly to a patient while still providing real-time supervision by a pharmacist. Although our technology platform has broad application, we are currently focused on serving high-value Medicare members in the United States of America, or U.S.
We currently deploy the MedCenter solution through two distinct commercialization channels. First, we own and operate a full retail pharmacy business in the U.S. under the name SpotRx™, or SpotRx. The SpotRx pharmacy business is structured as a hub-and-spoke model where a central pharmacy supports and operates MedCenter kiosks embedded in medical clinics, usually in close proximity to the central pharmacy. The second commercialization channel is a direct ‘sell-to’ model, whereby we sell the MedCenter technology and subscriptions for the associated software directly to large healthcare providers and retailers for use within their own pharmacy operations.
The MedCenter kiosk works in tandem with our Remote Dispensing System®, or the Remote Dispensing System, which consists of customer-facing software for remote ordering of medications for pick-up at a MedCenter, or next day home delivery. Supporting our MedCenter kiosks and Remote Dispensing System is our back-end MedPlatform® Enterprise Software, or the MedPlatform Enterprise Software, which controls dispensing and MedCenter monitoring; and supporting Pharmacy Management System software, which allows connection to our supporting team of pharmacists and kiosk administrators.
Our kiosks come in two models: the M4 MedCenter and the M5 MedCenter. The M4 MedCenter kiosk is designed to fit in waiting rooms, hallways, and lobbies. The M5 MedCenter is a larger kiosk designed as a full pharmacy replacement with the ability to serve 3-4 customers simultaneously. It can also be configured for drive through dispensing, similar to bank ATM drive through lanes.
Traditional retail pharmacies are built around a physical store front. In order to dispense medication, these stores must have a pharmacist onsite for all hours of operation. Many pharmacies have reduced hours of operation based on customer purchasing patterns in order to contain labor cost, which results in further reduced consumer access. Furthermore, retail pharmacy wait times are typically 30 to 60 minutes or more, causing substantial delays for the consumer. During the COVID-19 pandemic, many people are looking to minimize the amount of physical contact that can lead to further disease contraction, especially for those most vulnerable, such as the elderly or those with compromised immune systems. Consequently, some patients are foregoing filling their prescribed medications, leading to declining health, increased healthcare costs and increased morbidity.

Merger with MedAvail, Inc.
On November 17, 2020 our wholly-owned subsidiary, Matrix Merger Sub, Inc., a corporation formed in the State of Delaware, or Merger Sub, merged with and into MedAvail, Inc., or MAI, the corporate existence of Merger Sub ceased, and MAI became our wholly-owned subsidiary as a result of the merger, or the Merger. As of result of the Merger, we acquired the business of MAI. Prior to the effective time of the Merger, on November 16, 2020, we contributed substantially all of the assets and liabilities of the pre-Merger company MYOS RENS Technology Inc., or MYOS, to MYOS Corp., a Delaware corporation, or MYOS Corp., in exchange for all the outstanding shares of common stock MYOS Corp. On November 18, 2020, the MYOS shareholders of record existing as of October 2, 2020 were issued a pro rata dividend of all the outstanding shares of MYOS Corp. Immediately after the completion of the Merger, we reincorporated as a Delaware corporation and adopted “MedAvail Holdings, Inc.” as our company name. We, as the company post-Merger, operate under the name “MedAvail Holdings” and our trading symbol is “MDVL.”
The Merger was treated as a recapitalization and reverse acquisition for us for financial reporting purposes, and MAI is considered the acquirer for accounting purposes.
As a result of the Merger and the change in our business and operations, a discussion of the past financial results of MYOS is not pertinent, and under applicable accounting principles, the historical financial results of MAI, the accounting acquirer, prior to the Merger are considered our historical financial results.
Implications of Being a Smaller Reporting Company
We are a “smaller reporting company” and will remain a smaller reporting company while either (i) the market value of our stock held by non-affiliates was less than $250 million as of the last business day of our most recently completed second fiscal quarter or (ii) our annual revenue was less than $100 million during our most recently completed fiscal year and the market value of our stock held by non-affiliates was less than $700 million as of the last business day of our most recently completed second fiscal quarter. We intend to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies, such as reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies.
Corporate Information
We were originally incorporated as MYOS Corporation in the State of Nevada in April 2007. In March 2016, we completed a merger with our wholly-owned subsidiary, MYOS RENS Technology Inc., and formally assumed the subsidiary’s name by filing Articles of Merger with the Secretary of State of the State of Nevada. The subsidiary was incorporated solely for the purpose of effecting the name change and the merger did not affect our governing documents or corporate structure in any other way. Following our acquisition of MedAvail, Inc. in November 2020, we reincorporated as a Delaware corporation and changed our name to MedAvail Holdings, Inc. In accordance with “reverse merger” accounting treatment, our historical financial statements as of period ends, and for periods ended, prior to our acquisition of MedAvail, Inc. were replaced with the historical financial statements of MedAvail, Inc. in our SEC filings made after the acquisition.
Our principal executive offices are located at 6665 Millcreek Dr. Unit 1, Mississauga, Ontario, Canada L5N 5M4, and our telephone number is (905) 812-0023. Our website is www.medavail.com. Information contained on our website is not part of this prospectus or the registration statement of which it forms a part and is not incorporated by reference in this prospectus or the registration statement of which it forms a part.

THE OFFERING

Shares of common stock to be resold from time to time by the Selling Stockholders (including the shares to be issued by us upon exercise of the Resale Warrants)	15,193,972 shares. The offer and sale of shares were initially registered in our initial registration statement on Form S-1 filed on April 19, 2021 and declared effective by the SEC on May 14, 2021.

Shares of common stock outstanding
80,045,696 shares prior to the exercise of the currently outstanding Resale Warrants. For clarification, of the original 1,674,551 shares subject to the Resale Warrants, 937,216 shares have been issued upon exercise of Resale Warrants and 737,335 shares subject to the Resale Warrants remain unexercised.

80,783,031 shares after giving effect to the exercise of all of the outstanding Resale Warrants.

Use of proceeds
All of the shares of common stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any proceeds from the sale of shares of common stock by the Selling Stockholders. We will receive up to an aggregate of approximately $3.3 million from the exercise of the Resale Warrants, including the proceeds already received from Resale Warrants that have already been exercised, and assuming the exercise in full of all other Resale Warrants for cash.
 See “Use of Proceeds.”

Nasdaq symbol	“MDVL.”

Risk factors
Any investment in the common stock offered by this prospectus is speculative and involves a high degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Unless otherwise indicated, all information in this prospectus relating to the number of shares of our common stock outstanding is based on 80,045,696 shares outstanding as of September 30, 2022, and does not include:
•737,335 shares of common stock issuable upon the exercise of the outstanding Resale Warrants with a weighted-average exercise price of $1.56 per share;
•4,536,725 shares of common stock issuable upon exercise of options outstanding at a weighted-average exercise price of $1.93 per share;
•1,772,582 shares of common stock issuable upon vesting of restricted stock units;
•2,767,049 shares of common stock reserved for future issuance under our 2020 Equity Incentive Plan;
•921,427 shares of common stock reserved for future issuance under our 2020 Employee Stock Purchase Plan;
•647,000 shares of common stock reserved for future issuance under our 2022 Inducement Equity Incentive Plan; and

•23,529,405 shares of common stock issuable upon exercise of other outstanding warrants (which excludes outstanding Resale Warrants).
Unless otherwise indicated, all information in this prospectus reflects or assumes the following:
•no exercise or termination of options or warrants outstanding after September 30, 2022.

RISK FACTORS
An investment in our securities has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described under “Part I. Item 1A - Risk Factors” in our Annual Report on Form 10-K, filed with the SEC on March 29, 2022, and "Part II. Item 1A - Risk Factors" in our Quarterly Report on Form 10-Q, filed with the SEC on August 12, 2022, which are incorporated by reference in this prospectus, together with all of the other information contained in this prospectus and the documents incorporated by reference herein. If any of these risks actually occur, our business, operating results and financial condition could be materially and adversely impacted, the market price of our common stock could decline and you could lose all or part of your investment. Additional risks and uncertainties not presently known or which we consider immaterial as of the date hereof may also have an adverse effect on our business. Our Risk Factors are not guarantees that no such conditions exist as of the date of this prospectus and should not be interpreted as an affirmative statement that such risks or conditions have not materialized, in whole or in part.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, any prospectus supplement and the information incorporated by reference herein and therein may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are subject to the “safe harbor” created by those sections. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “seek,” “estimate,” “continue,” “could,” “would,” “project,” and other similar expressions, or the negative or plural of these words or expressions. You should read these statements carefully because they discuss future expectations, contain projections of future results of operations or financial condition, or state other “forward-looking” information. These statements relate to our future plans, objectives, expectations, intentions and financial performance and the assumptions that underlie these statements. These forward-looking statements include, but are not limited to:
•our plans to modify our current products, or develop new products;
•the expected growth of our business and organization;
•our expectations regarding the size of our sales organization and expansion of our sales and marketing efforts;
•our ability to retain and recruit key personnel, including the continued development of a sales and marketing infrastructure;
•our ability to obtain and maintain intellectual property protection for our products;
•our ability to expand our business into new geographic markets;
•our compliance with extensive Nasdaq requirements and government laws, rules and regulations both in the United States and internationally;
•our estimates of expenses, ongoing losses, future revenue, capital requirements and our need for, or ability to obtain, additional financing;
•our ability to identify and develop new and planned products and/or acquire new products;
•the expectations regarding the impact of the COVID-19 pandemic, the ongoing military action launched by Russian forces in Ukraine, or other global economic conditions, including any economic effects stemming from adverse geopolitical events, an economic downturn and inflation or interest rates, on our business;
•existing regulations and regulatory developments in the United States, Canada and other jurisdictions;
•the impact of laws and regulations;
•our financial performance;
•the period over which we estimate our existing cash, cash equivalents and available-for-sale investments will be sufficient to fund our future operating expenses and capital expenditure requirements;
•our anticipated use of our existing resources; and
•developments and projections relating to our competitors or our industry.
All forward-looking statements are based on information available to us on the date of this prospectus and we will not update any of the forward-looking statements after the date of this prospectus, except as required by law. Our actual results could differ materially from those discussed in this prospectus. The forward-looking statements contained in this prospectus, and other written and oral forward-looking statements made by us from time to time, are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under “Part I. Item 1A - Risk Factors” in our Annual Report on Form 10-K, filed with the SEC on March 29, 2022, and "Part II. Item 1A - Risk Factors" in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the SEC on August 12, 2022, which are incorporated by reference in this prospectus. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. These statements, like all statements in this prospectus, speak only as of their date, and we undertake no obligation to update or revise any forward-looking statements in light of future developments, except as required by law. Our Risk Factors are not guarantees that no such conditions exist as of the date of this prospectus and should not be interpreted as an affirmative statement that such risks or conditions have not materialized, in whole or in part.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

MARKET, INDUSTRY AND OTHER DATA
This prospectus and the documents incorporated by reference in this prospectus contain estimates and information concerning our industry, including market size and growth rates of the markets in which we participate, that are based on industry publications and reports. We relied on industry, market data, peer reviewed journals, formal presentations at medical society meetings and other sources. We also rely on our own research and estimates in this prospectus. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors”. These and other factors could cause results to differ materially from those expressed in these publications and reports.
Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events, or circumstances may differ materially from events and circumstances that are assumed in this information. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.
USE OF PROCEEDS
All of the shares of common stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. Assuming the exercise in full for cash by the Selling Stockholders holding the warrants, or the Resale Warrants, to purchase up to an aggregate of 1,674,551 shares of our common stock at a weighted average exercise price of $1.9847 per share, we will receive up to an aggregate of approximately $3.3 million in proceeds, including the proceeds already received from Resale Warrants that have already been exercised. We will not receive any proceeds from the resale of the Resale Shares. We are registering certain of the Resale Shares pursuant to registration rights granted to certain Selling Stockholders. The Company expects to use the net proceeds from the exercise of the Resale Warrants, if any, for working capital and general corporate purposes. The Company will have broad discretion over the use of proceeds from the exercise of the Resale Warrants.
We can provide no assurance that the holder of the Resale Warrants will elect to exercise any or all of such warrants. To the extent that the Resale Warrants are exercised fully or partially on a “cashless basis,” we may receive limited or no proceeds from the exercise of the Resale Warrants.
With respect to the registration of the Resale Shares, the Selling Stockholders will pay any underwriting discounts and commissions incurred by them in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees, and fees of our counsel and our independent registered public accountants, expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of the securities.

SELLING STOCKHOLDERS
This prospectus covers the possible resale by the Selling Stockholders identified below of an aggregate of 15,193,972 shares of our common stock. When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the table below, as well as their donees, pledgees, assignees, transferees, or other successors in interest. The registration of the common stock of the Selling Stockholders through this prospectus constitutes a secondary offering and is not an offering by us or on our behalf. We will not receive any proceeds from the resale of the Resale Shares by the Selling Stockholders.
The following table details, as of the date of this prospectus, the name of each Selling Stockholder, the number of shares of our common stock beneficially owned by each Selling Stockholder prior to and following the offering, and the number of Resale Shares. The following table has been prepared on the assumption that all Resale Shares will be sold to parties unaffiliated with the Selling Stockholders. The percentage of shares of our common stock beneficially owned by the Selling Stockholders, both prior to and following the offering, is based on 80,045,696 shares of our common stock outstanding as of September 30, 2022.
We cannot advise you as to whether the Selling Stockholders will in fact sell any or all of the Resale Shares. In addition, the Selling Stockholders may sell, transfer or otherwise dispose of, at any time and from time to time, shares of the Resale Shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Stockholders will have sold all of the securities covered by this prospectus upon the completion of the offering (including all shares of common stock issuable upon exercise of the Resale Warrants).
We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.
Selling Stockholder information for each additional Selling Stockholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Stockholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Stockholder and the number of shares registered on its behalf. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the persons named below.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o MedAvail Holdings, Inc., 6665 Millcreek Dr. Unit 1, Mississauga ON Canada, L5N 5M4.

Name of Selling Stockholders	Shares Owned Before the Offering (#)	Maximum Number of Shares to be Sold Pursuant to this Prospectus (#)	Shares Owned After the Offering
			(#) (1)	(%) (2)
Adage Capital Partners, L.P. (3)	2,251,980	56,278	2,195,702	2.7%
Deerfield Private Design Fund III, L.P. (4)	1,177,725	35,173	1,142,552	1.4%
Entities affiliated with Lewis & Clark Venture Capital, LLC (5)	2,349,602	2,349,602	—	—
Entities affiliated with Pura Vida Investments, LLC (6)	2,609,497	55,349	2,554,148	3.2%
Entities affiliated with Redmile Group, LLC (7)	46,674,144	11,380,031	35,294,113	38.3%
Individuals and entities representing less than 1% of the total	*	1,317,539	—	—
TOTAL	55,062,948	15,193,972	41,186,515	45.7%
__________________
*Represents less than 1% of the total.
(1)Assumes the sale of all shares offered in this prospectus.

(2)Applicable percentage ownership is based on 80,045,696 shares of our common stock outstanding as of September 30, 2022.
(3)Consists of 2,195,702 shares of common stock and 56,278 common stock purchase warrants held of record by Adage Capital Partners, L.P. (the “Fund”). Adage Capital Partners, GP, LLC (“ACPGP”) serves as the general partner of the Fund and as such has discretion over the portfolio of securities beneficially owned by the Fund. Adage Capital Advisors, LLC (“ACA”) is managing member of ACPGP and directs ACPGP’s operations. Robert Atchinson and Phillip Gross are the managing members of ACPGP and ACA and general partners of the Fund. Robert Atchinson and Phillip Gross disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interest therein. The address of Adage Capital Partners, L.P. is 200 Clarendon Street, 52nd Floor, Boston, MA 02116.
(4)Consists of (i) 1,142,552 shares of common stock and (ii) 35,173 common stock purchase warrants held of record by Deerfield Private Design Fund III, L.P. (“Fund III”). Deerfield Mgmt III, L.P. is the general partner of Fund III. Deerfield Management Company, L.P. is the investment manager of Fund III. Mr. James E. Flynn is the sole member of the general partner of each of Deerfield Mgmt III, L.P. and Deerfield Management Company, L.P. Deerfield Mgmt III, L.P., Deerfield Management Company, L.P. and Mr. James E. Flynn may be deemed to beneficially own the securities held by Fund III, and each disclaims beneficial ownership of these securities except to the extent of his/its indirect pecuniary interest therein, if any. The address of Fund III is 780 Third Avenue, 37th Floor, New York, NY 10017.
(5)Consists of (i) 1,496,765 shares of common stock and 494,818 common stock purchase warrants held of record by Lewis & Clark Ventures I Parallel Fund, LP, (ii) 287,341 shares of common stock and 70,678 common stock purchase warrants held of record by Lewis & Clark Ventures I, LP. Lewis & Clark Venture Capital, LLC is the general partner of each of the entities listed in items (i) and (ii) (collectively, the “Lewis & Clark Affiliates”) and, in such capacity, exercises sole voting and investment power over all of the shares held by the Lewis & Clark Affiliates and may be deemed to be the beneficial owner of these shares. Thomas J. Hillman serves as the manager of Lewis & Clark Venture Capital, LLC and Mr. Hillman disclaims beneficial ownership of these shares, except to the extent of its or his pecuniary interest in such shares, if any. The address for the Lewis & Clark Affiliates is c/o Lewis & Clark Venture Capital, LLC, 120 S. Central Avenue, Suite 1000, St. Louis, MO 63105.
(6)Consists of (i) 997,726 shares of common stock and 3,184 common stock purchase warrants held of record by Pura Vida SPV I, LLC, (ii) 1,133,219 shares of common stock and 52,165 common stock purchase warrants held of record by Pura Vida Master Fund Ltd., (iii) 279,097 shares of common stock held of record by Segregated Account Highmark Long/Short Equity 20, (iv) 72,053 shares of common stock held of record by Walleye Opportunities Master Fund, Ltd., and (v) 72,053 shares of common stock held of record by Walleye Manager Opportunities, LLC (collectively, with the entities listed in items (i) through (iv), the “Pura Vida Funds”). Pura Vida Investments, LLC (“PVI”) serves as the investment manager to each of the entities listed in items (i) through (iii) and as the investment sub-advisor to each of the entities listed in items (iv) and (v). Efrem Kamen serves as the managing member of PVI. By virtue of these relationships, PVI and/or Mr. Kamen may be deemed to have shared voting and dispositive power with respect to the common stock owned directly by the Pura Vida Funds, which shall not be deemed an admission that PVI and/or Mr. Kamen are beneficial owners of the common stock and common stock purchase warrants for purposes of Section 13 of the Securities Exchange Act of 1934, as amended, or for any other purpose. Each PVI and Mr. Kamen disclaims beneficial ownership of the common stock and common stock purchase warrants reported herein except to the extent of PVI’s and/or Mr. Kamen’s pecuniary interest therein. The address for the entities affiliated with PVI is c/o Pura Vida Investments, LLC, 150 East 52nd Street, Suite 32001, New York, NY 10022.
(7)“Shares Owned Before the Offering” consists of (i) 3,975,012 shares of common stock and 1,250,158 common stock purchase warrants held of record by Redmile Capital Fund, L.P., (ii) 1,129,184 shares of common stock and 343,973 common stock purchase warrants held of record by Redmile Capital Offshore Master Fund, Ltd., (iii) 1,803,559 shares of common stock held of record by Redmile Capital Offshore II Master Fund, Ltd., (iv) 3,339,142 shares of common stock and 755,146 common stock purchase warrants held of record by Redmile Strategic Master Fund, LP, (v) 1,595,777 shares of common stock and 82,789 common stock purchase warrants held of record by Redmile Private Investments I, L.P., (vi) 1,187,939 shares of common stock and 61,628 common stock purchase warrants held of record by Redmile Private Investments I Affiliates, L.P., (vii) 270,384 shares of common stock and 27,037 common stock purchase warrants held of record by RAF, L.P., (viii) 2,205,723 shares of common stock held of record by RedCo I, L.P., and (ix) 19,097,796 shares of common stock and 9,548,897 common stock purchase warrants held of record by RedCo II Master Fund, L.P. “Maximum Number of Shares to be Sold Pursuant to this Prospectus” consists of (i) 270,384 shares of common stock and 27,037 common stock purchase warrants held of record by RAF, L.P., (ii) 1,595,777 shares of common stock and 82,789 common stock purchase warrants held of record by Redmile Private Investments I, L.P., (iii) 463,838 shares of common stock and 11,301 common stock purchase warrants held of record by Redmile Capital Offshore Master Fund, Ltd., (iv) 1,803,559 shares of common stock held of record by Redmile Capital Offshore II Master Fund, Ltd., (v) 1,612,875 shares of common stock and 69,090 common stock purchase warrants held of record by Redmile Capital Fund, L.P., (vi) 1,187,939 shares of common stock and 61,628 common stock purchase warrants held of record by Redmile Private Investments I Affiliates, L.P., (vii) 1,935,010 shares of common stock and 53,081 common stock purchase warrants held of record by Redmile Strategic Master Fund, LP, and (viii) 2,205,723 shares of common stock held of record by RedCo I, L.P. Redmile Group, LLC is the investment manager/adviser to each of the private investment vehicles listed above (collectively, the “Redmile Funds”) and, in such capacity, exercises sole voting and investment power over all of the shares held by the Redmile Funds and may be deemed to be the beneficial owner of these shares. Jeremy C. Green serves as the managing member of Redmile Group, LLC and also may be deemed to be the beneficial owner of these shares. “Shares Owned Before the Offering” and “Maximum Number of Shares to be Sold Pursuant to this Prospectus” exclude 649,621 shares of common stock held of record by P Redmile Ltd., as Redmile Group, LLC and Mr. Green have ceased serving as the investment advisor to such entity and therefore no longer have voting or dispositive power with respect to such shares. Redmile Group, LLC and Mr. Green each disclaim beneficial ownership of all shares listed above except to the extent of its or his pecuniary interest in such shares, if any.  Rob Faulkner is a Managing Director of Redmile Group, LLC and serves as the Chairperson of our board of directors. The address for the Redmile Funds is c/o Redmile Group, LLC, One Letterman Drive, Building D, Suite D3-300, San Francisco, CA 94129.
No Selling Stockholder has had any material relationship with us or any of our affiliates within the past three fiscal years other than as described below. The following is a summary of transactions since January 1, 2018 to which we have been or will be a party, in which the amount involved exceeded or will exceed $120,000, and in which any of the Selling Stockholders, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

MedAvail Holdings, Inc.
H.C. Wainwright & Co., LLC Warrant
On November 18, 2020, in connection with MYOS’s engagement of H.C. Wainwright & Co., LLC, or HCW, as a financial advisor with respect to the Merger, we issued warrants to certain affiliates of HCW to purchase up to an aggregate of 58,518 shares of our common stock.
HCW advised the MYOS board of directors throughout the negotiation of the Merger, and in particular with respect to the structuring of the Merger. For its work on the Merger, HCW received $450,000 in cash and certain affiliates of HCW received warrants to purchase an aggregate of 58,518 shares of our common stock. In the two years prior to the signing of the Merger Agreement, HCW performed certain other services for MYOS in connection with its at-the-market equity program, for which it received compensation consisting of 3.5% of the cash raised from sales of MYOS stock. In addition, MYOS agreed to reimburse certain expenses arising, and to indemnify HCW against certain liabilities that may arise, out of HCW’s engagements.
Redmile Group, LLC
Rob Faulkner is a Managing Director at Redmile Group, LLC. Mr. Faulkner has served as a member of our board of directors since November 2020, serving as Chairperson of MedAvail Holdings, Inc. since January 2022. Mr. Faulkner was previously a member of our subsidiary’s, MedAvail, Inc.’s, board of directors.
On March 30, 2022, the Company entered into a securities purchase agreement for a private placement with a select group of institutional investors, including entities affiliated with Redmile Group, LLC (together, “Redmile”). Redmile participated in two closings in April and July, 2022, pursuant to which Redmile purchased an aggregate of (a) 23,529,411 shares of our common stock, par value $0.001 per share, or the Shares, and (b) warrants, or the Warrants, to purchase 11,764,702 shares of Common Stock, at a purchase price of $1.0625 per Share, for an aggregate purchase price of approximately $25 million.
MedAvail, Inc.
2017 Series E Preferred Stock Financing
From December 2017 to May 2018, MedAvail, Inc. issued and sold 1,885,396 shares of Series E convertible preferred stock to investors that included certain Selling Stockholders at a purchase price of $11.00 Canadian Dollars, or CAD, per share, or the 2017 Series E Financing. Shares of MedAvail, Inc. Series E convertible preferred stock converted into shares of MedAvail Holdings, Inc. common stock in connection with the closing of the Merger at the Exchange Ratio.
The following table sets forth the names of the Selling Stockholders who participated in the 2017 Series E Financing.

Name	Shares of Series E Preferred Stock	Total Purchase Price (CAD)
Adage Capital Partners, L.P.	106,695	$1,173,645
Deerfield Private Design Fund III, L.P.	66,686	$733,546
Entities affiliated with Lewis & Clark Venture Capital, LLC	938,181	$10,319,991
Entities affiliated with Pura Vida Investments, LLC	41,911	$461,021
Entities affiliated with Redmile Group, LLC	731,923	$8,051,153
2019 Series E Preferred Stock Financing
From March 2019 to September 2019, MedAvail, Inc. issued and sold a total of 3,123,357 shares of its Series E convertible preferred stock to investors that included certain Selling Stockholders at a purchase price of CAD $11.00 per share and warrants to purchase an aggregate of 211,598 shares of its Common Stock at an exercise price of $1.98

United States Dollars, or USD, per share, or the 2019 Series E Financing. Shares of MedAvail, Inc. Series E convertible preferred stock converted into shares of MedAvail Holdings, Inc. common stock and warrants to purchase MedAvail, Inc. common stock converted into warrants to purchase MedAvail Holdings, Inc. common stock in connection with the closing of the Merger at the Exchange Ratio.
The following table sets forth the names of the Selling Stockholders who participated in the 2019 Series E Financing.

Name	Shares of Series E Preferred Stock	Common Warrants	Total Purchase Price
Adage Capital Partners, L.P.	64,253	6,425	$531,372.31
Deerfield Private Design Fund III, L.P.	40,158	4,015	$332,106.66
Howard Ortman	12,091	1,209	$99,992.57
Janet Jyll Johnstone	18,137	1,813	$149,992.99
Jeanne G. Vance Trust	24,183	2,418	$199,993.41
John G. Francis and Kim M. Van Elslander	12,091	1,209	$99,992.57
Leonard Moskowitz Family Limited Partnership	12,091	1,209	$99,992.57
Entities affiliated with Lewis & Clark Venture Capital, LLC	60,123	6,011	$497,217.21
Mark Parelius	24,184	2,418	$200,001.68
Pura Vida Master Fund Ltd.	7,370	737	$60,949.90
Entities affiliated with Redmile Group, LLC	432,683	43,267	$3,578,288.41
Sandra Beaulu-Parelius	6,046	604	$50,000.42
Third Launch LLC	12,091	1,209	$99,992.57
Thomas Y. and Chany N. Chung Family Trust	60,500	6,050	$500,335.00
Trinnovate Ventures, Inc.	241,837	24,183	$1,999,991.99
Vukas Joint Revocable Trust Agreement	18,137	1,813	$149,992.99
Weinstock/Gavin Living Trust dated December 7, 1992, a revocable trust	12,091	1,209	$99,992.57
2020 Convertible Debt Financing
From May 2020 to October 2020, MedAvail, Inc. issued to investors, including certain Selling Stockholders, an aggregate principal amount of $12,652,775 in convertible promissory notes, or the 2020 Convertible Debt Financing. These promissory notes, or the Notes, accrued interest at a rate of 10% per annum. Prior to the closing of the Merger and in connection with the Private Placement, as described below, the Notes converted into 1,527,656 shares of MedAvail Inc. common stock. Shares of MedAvail, Inc. common stock converted into shares of MedAvail Holdings, Inc. common stock in connection with the closing of the Merger at the Exchange Ratio.
Concurrently with its Note investment, each holder of a Note received a warrant to purchase a number of shares of MedAvail, Inc. common stock equal to 10% of the original principal amount of such holder’s Note divided by US $8.27. The Company issued to the Note investors warrants to purchase an aggregate of 152,984 shares of MedAvail, Inc. common stock under the 2020 Convertible Debt Financing. Warrants to purchase MedAvail, Inc. common stock converted into warrants to purchase MedAvail Holdings, Inc. common stock in connection with the closing of the Merger at the Exchange Ratio.

The following table sets forth the names of the Selling Stockholders who participated in the 2020 Convertible Debt Financing.

Name	Principal Amount
946166 Alberta Inc.	$150,000.00
Adage Capital Partners, L.P.	$993,852.55
Blueprint Partners LP	$20,993.32
Deerfield Private Design Fund III, L.P.	$621,158.78
Gautamchand Junjarmal Kumbhat	$25,000.00
Entities affiliated with Lewis & Clark Venture Capital, LLC	$929,917.76
Mandato Family Trust, Joseph Mandato, Trustee	$50,000.00
Mark Moskowitz	$100,000.00
Mark Parelius	$150,000.00
Pura Vida Master Fund Ltd.	$3,114,009.54
Entities affiliated with Redmile Group, LLC	$5,912,744.43
Saroj Gautamchand Kumbhat	$25,000.00
VEF, LP	$560,098.75
Private Placement
In November 2020, MedAvail, Inc. issued and sold a total of 11,317,611 shares of MedAvail, Inc. common stock, or the Private Placement Shares, including 9,789,955 shares of MedAvail, Inc. common stock to purchasers for an aggregate cash purchase price of $83.9 million, and 1,527,656 shares of MedAvail, Inc. common stock to the holders of the Notes in connection with the conversion of the Notes, or the Private Placement. Shares of MedAvail, Inc. common stock converted into shares of MedAvail Holdings, Inc. common stock in connection with the closing of the Merger at the Exchange Ratio.
The following table sets forth the names of the Selling Stockholders who participated in the Private Placement.

Name	Shares of Common Stock	Total Purchase Price
946166 Alberta Inc.	17,929	$153,657.53
Adage Capital Partners, L.P.	413,275	$3,541,772.85
Blueprint Partners LP	2,552	$21,879.06
Deerfield Private Design Fund III, L.P.	75,975	$651,110.54
Gautamchand Junjarmal Kumbhat	2,951	$25,294.52
Entities affiliated with Lewis & Clark Venture Capital, LLC	172,083	$1,474,757.13
Mandato Family Trust, Joseph Mandato, Trustee	6,091	$52,205.47
Mark Moskowitz	11,975	$102,630.13
Mark Parelius	18,169	$155,712.32
Entities affiliated with Pura Vida Investments, LLC	1,301,613	$11,154,833.03
Entities affiliated with Redmile Group, LLC	2,469,238	$21,161,407.57
Saroj Gautamchand Kumbhat	2,951	$25,294.52
VEF, LP	66,600	$570,779.84
Agreement with Walgreens Boots Alliance
MedAvail, Inc. and Walgreens Boots Alliance, or WBA, a customer and investor of MedAvail, Inc., entered into a series of agreements from 2016 to 2018 for MedAvail, Inc. to provide MedCenters, services related to those MedCenters, software and hardware development work and other commitments.

MedAvail entered into a letter agreement dated December 7, 2017, or the 2017 WBA Letter Agreement with WBA pursuant to which WBA agreed to amend certain commercial arrangements with MedAvail and to approve the 2017 Series E Financing, and pursuant to which on March 4, 2017, MedAvail, Inc. issued to Well Ventures, Inc., a subsidiary of WBA warrants exercisable for 228,816 shares of MedAvail, Inc. common Stock, at an exercise price of CAN $11.00. The warrant to purchase MedAvail, Inc. common stock converted into a warrant to purchase MedAvail Holdings, Inc. common stock in connection with the closing of the Merger at the Exchange Ratio.
Agreements with entities affiliated with Lewis & Clark Venture Capital, LLC
MedAvail, Inc. entered into the First Addendum to Series E Preferred Stock Purchase Agreement dated May 9, 2018, or the 2017 Series E Addendum, which set forth additional terms with respect to the participation in the 2017 Series E Financing by Lewis & Clark Ventures I, LP and certain other affiliated entities, or collectively LCV, which included, among other things, (i) a requirement that the then current MedAvail, Inc. stockholders purchase, in the aggregate 938,181 shares of MedAvail, Inc. Series E convertible preferred stock in the 2017 Series E Financing, (ii) a further amended and restated certificate of incorporation, (iii) a further amended and restated voting agreement, and (iv) the issuance of warrants exercisable for MedAvail, Inc. common stock and having an exercise price of US $0.01 per share to LCV upon the occurrence of certain milestones as further provided for in the 2017 Series E Addendum.
On March 4, 2019, MedAvail, Inc. entered into a letter agreement with LCV, or the 2019 LCV Letter Agreement, pursuant to which MedAvail agree to issue to LCV certain warrants to purchase shares of MedAvail, Inc. common stock upon the achievement of certain milestones, as further set forth therein.
On February 11, 2020, MedAvail, Inc. issued warrants exercisable for 245,755 shares of MedAvail, Inc. common stock to LCV pursuant to the 2017 Series E Addendum and the 2019 LCV Letter Agreement and the achievement of certain milestones as set forth therein.
On June 29, 2020, MedAvail, Inc. issued to LCV warrants exercisable for 67,379 shares of MedAvail, Inc. common stock, and having an exercise price of $0.01 per share, in connection with the termination of the 2019 LCV Letter Agreement.
Warrants to purchase MedAvail, Inc. common stock converted into warrants to purchase MedAvail Holdings, Inc. common stock in connection with the closing of the Merger at the Exchange Ratio.
Stockholder Agreements
In December 2019, MedAvail, Inc. entered into the Amended and Restated Investors’ Rights Agreement, as subsequently amended and restated on or about October 9, 2020, or the Rights Agreement, the Amended and Restated Right of First Refusal Agreement, or the ROFR Agreement, and the Amended and Restated Voting Agreement, or the Voting Agreement, with certain holders of its preferred stock and certain holders of its common stock. Such agreements provide for, among other things, voting rights and obligations, information rights, rights of first refusal and registration rights. The following Selling Stockholders are parties to these agreements:
1.Adage Capital Partners, L.P.
2.Deerfield Private Design Fund III, L.P.
3.Entities affiliated with Lewis & Clark Venture Capital, LLC
4.Entities affiliated with Pura Vida Investments, LLC
5.Entities affiliated with Redmile Group, LLC
6.Trinnovate Ventures, Inc.
7.Thomas Y. and Chany N. Chung Family Trust
8.Howard Ortman

9.Jeanne G. Vance Trust
10.Third Launch LLC
11.Janet Jyll Johnstone
12.Leonard Moskowitz Family Limited Partnership
13.Weinstock/Gavin Living Trust dated December 7, 1992, a revocable trust
14.Vukas Joint Revocable Trust Agreement
15.John G. Francis and Kim M. Van Elslander
16.Mark Parelius
17.Sandra Bealu-Parelius
The ROFR Agreement and the Voting Agreement terminated upon the closing of the Merger. The Rights Agreement and the registration rights set forth therein survived the closing of the Merger as a continuing obligation of the Company. In the event that we are unable to register the shares that are subject to the Rights Agreement within the time periods set forth therein, the holders of such securities are entitled to liquidated damages from the Company.

DESCRIPTION OF CAPITAL STOCK
The description of our capital stock is incorporated by reference to Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 29, 2022.

PLAN OF DISTRIBUTION
The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership or other distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:
•on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•in the over-the-counter market;
•in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•through agents;
•through one or more underwriters in a public offering on a firm commitment or best-efforts basis;
•through the settlement of short sales (including short sales “against the box”), in each case subject to compliance with the Securities Act and other applicable laws;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
•in other ways not involving market makers or established trading markets;
•by pledge to secure debts and other obligations;
•a combination of any such methods of sale; and
•any other method permitted pursuant to applicable law.
The selling stockholders may also sell all or a portion of the applicable shares in reliance upon an exemption from registration under Rule 144 under the Securities Act of 1933, as amended, or Securities Act, including Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of these exemptions and provisions.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also loan or pledge shares of our common stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The Selling Stockholders may also loan or pledge shares of our common stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the Selling Stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. However, we will receive proceeds from the exercise of the warrants if they are exercised for cash by a holder thereof.
The Selling Stockholders and any underwriters, broker-dealers or agents that are involved in selling the common stock or interests therein may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The maximum amount of any compensation to be received by any FINRA member will not be greater than an amount that is considered fair and reasonable for the sale of any securities being registered. Each selling stockholder has informed us that it does not as of the date hereof have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. If a selling stockholder is deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.
To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.
In order to comply with the securities laws of some states, if applicable, the shares of our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states shares of our common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the

Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the Selling Stockholders against liabilities, including certain liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.
In connection with the Merger, we agreed with certain of the Selling Stockholders to keep the registration statement of which this prospectus is a part effective until the earlier of a period of one year or until the Selling Stockholders have completed the distribution described in the registration statement.
Once sold under the registration statement of which this prospectus is a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS
The validity of the shares of our common stock being offered hereby has been passed upon by Wilson Sonsini Goodrich & Rosati Professional Corporation, Palo Alto, California.
EXPERTS
The consolidated financial statements of MedAvail Holdings, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2021 have been incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits filed as part of the registration statement for copies of the actual contract, agreement or other document.
We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, can also be accessed free of charge from our website at www.medavail.com. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
We have elected to incorporate the following documents into this prospectus, together with all exhibits filed therewith or incorporated therein by reference, to the extent not otherwise amended or superseded by the contents of this prospectus:
•our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 29, 2022;
•our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022, filed on May 12, 2022 and August 12, 2022, respectively;
•the portions of our Definitive Proxy Statement on Schedule 14A (other than information furnished rather than filed) that are incorporated by reference into our Annual Report on Form 10-K, filed with the SEC on May 2, 2022;
•our Current Reports on Form 8-K filed on January 11, 2022, February 22, 2022, March 10, 2022, March 24, 2022, April 4, 2022, April 8, 2022, May 12, 2022, June 16, 2022, July 1, 2022, July 11, 2022, August 11, 2022 and August 30, 2022; and
•The description of our common stock contained in the Registration Statement on Form S-4 relating thereto, filed on September 3, 2020, including any amendment or report filed for the purpose of updating such description.
In addition, we incorporate by reference in this prospectus any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC) after the date on which the registration statement that includes this prospectus was initially filed with the SEC (including all such documents we may file with the SEC after the date of the initial registration statement and until all offerings under this prospectus are terminated).
Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus.

Requests for such documents should be directed to:
MedAvail Holdings, Inc.
6665 Millcreek Dr. Unit 1
Mississauga, Ontario L5N-5M4
Attn: Investor Relations
(905) 812-0023
The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. You may also access the documents incorporated by reference in this prospectus through our website at www.medavail.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part. Information contained on our website is not part of this prospectus.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution
The following table sets forth the fees and expenses payable by us in connection with the offering of the securities being registered. All amounts are estimated except the SEC registration fee.

	Amount to be Paid
SEC registration fee	$22,560	(1)
Accounting fees and expenses	$50,000
Legal fees and expenses	$75,000
Printing and miscellaneous expenses	$79,000
Total	$226,560
__________________
(1)Previously paid.
Item 14. Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in our best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The Delaware General Corporation Law further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The certificate of incorporation of the registrant provides for the indemnification of the registrant’s directors and officers to the fullest extent permitted under the Delaware General Corporation Law.
In addition, the bylaws of the registrant require the registrant to fully indemnify any person, or a Covered Person, who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, or a proceeding, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffer and expenses (including attorney’s fees) reasonably incurred by such Covered Person.
Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock repurchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation provides that the registrant’s directors shall not be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director and that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the registrant’s directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
As permitted by the Delaware General Corporation Law, the registrant has entered into separate indemnification agreements with each of the registrant’s directors and certain of the registrant’s officers which require the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees.
The registrant has and expects to maintain insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the registrant would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.
These indemnification provisions and the indemnification agreements entered into between the registrant and the registrant’s officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended.
See also the undertakings set out in response to Item 17 herein.
Item 16. Exhibits and Financial Statement Schedules
(a)Exhibits
See the exhibit index immediately preceding the signature page hereto for a list of exhibits filed as part of this Post-Effective Amendment No.1 to Form S-1 on S-3, which exhibit index is incorporated herein by reference.
(b)Financial Statement Schedule
All schedules have been omitted because the information required to be presented in them is not applicable or is shown in the financial statements or related notes, which is incorporated herein by reference.
Item 17. Undertakings
(a)The undersigned registrant hereby undertakes:
(1)to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission, or the Commission, pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(b)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(c)The undersigned registrant hereby undertakes that:
(1)For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Description	Form	Exhibit	Filing Date

4.1**	Form of Common Stock Purchase Warrant issued by MedAvail, Inc.	8-K	4.1	November 18, 2020

4.2**	Amended and Restated Investors’ Rights Agreement by and among the Registrant, MedAvail, Inc., and certain stockholders, dated October 9, 2020	S-4/A	4.9	October 9, 2020

4.3**	Form of Common Stock Purchase Warrant issued by the Registrant to H.C. Wainwright & Co., LLC or its affiliates	8-K	4.3	November 18, 2020

5.1**	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation	S-1/A	5.1	May 13, 2021

23.1*	Consent of Independent Registered Public Accounting Firm

23.2**	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included as part of Exhibit 5.1)	S-1/A	5.1	May 13, 2021

24.1	Power of Attorney (included on the signature page to this Registration Statement)
__________________
*Filed herewith.
**     Previously filed.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on October 14, 2022.

MedAvail Holdings, Inc.

By:	/s/ Mark Doerr
Mark Doerr
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark Doerr and Ramona Seabaugh, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully for all intents and purposes as they, he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Mark Doerr	Chief Executive Officer & Director (principal executive officer)	October 14, 2022
Mark Doerr

/s/ Ramona Seabaugh	Chief Financial Officer (principal financial and accounting officer)	October 14, 2022
Ramona Seabaugh

/s/ Rob Faulkner	Chair of the Board	October 14, 2022
Rob Faulkner

/s/ Gerald Gradwell	Director	October 14, 2022
Gerald Gradwell

/s/ Paul Johnson	Director	October 14, 2022
Paul Johnson

/s/ Michael Kramer	Director	October 14, 2022
Michael Kramer

/s/ Laurie McGraw	Director	October 14, 2022
Laurie McGraw

/s/ Glen Stettin	Director	October 14, 2022
Glen Stettin